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SAIC, Inc.

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Message From Ken Dahlberg

SAIC Chairman and CEO

As we celebrate our 40th anniversary this year, we are extremely proud of our heritage and success in using the deep technical, scientific and engineering skills of our employees to help our customers solve their most difficult problems, often of national and international importance. As I look back over my tenure as CEO of this great company, I am proud of all that we have accomplished. In 2006, we completed our initial public offering (IPO) of stock and became a publicly traded company. Since our IPO, SAIC has continued to grow and succeed. Our revenues for FY2009 hit a record $10 billion. We are now ready to take another step in positioning SAIC for continuing success as a public company in the future.

The dual class stock structure we put in place with the IPO has generated complexity, confusion and cost. In addition, many of the benefits that we sought from the dual class structure have already been attained or have been frustrated by external legal, accounting and tax changes. The SAIC leadership team and our board of directors believe we should now simplify that structure. We are proposing that we reclassify our class A preferred stock into common stock. If approved by our stockholders, our class A preferred stock with ten votes per share would be automatically converted into common stock with one vote per share. Our stockholders will be asked to vote on this proposal at our next annual stockholders’ meeting in June. There are compelling reasons for making this change.

Benefits of Conversion Without the Burden of Conversion

Owners of class A preferred stock have shown an increasing preference for the liquidity offered by common shares by converting their holdings at a significant rate. After our IPO in October 2006, class A preferred stock constituted approximately 81 percent of our total outstanding capital stock. Since that time, the number of outstanding shares of class A preferred stock has decreased by approximately 131 million shares, mostly as a result of voluntary conversions into common stock. Class A preferred stock currently constitutes less than 48 percent of our total outstanding capital stock.

Many stockholders have complained about the complexity and effort required to convert class A preferred shares into common stock and sell the resulting common stock in the public market. We believe eliminating the dual class capital structure will help reduce this burden on our preferred stockholders.

Benefits of Dual Class Structure Frustrated by Legal, Tax and Accounting Changes

When we initially designed the dual class structure, we intended to issue our class A preferred stock to our employees through our retirement and equity incentive plans. Tax and regulatory changes since then, such as the Pension Protection Act, have made it difficult or impossible for us to use the preferred stock in this way. Since we no longer expect to issue additional shares of class A preferred stock to retirement plan participants or as stock options to employees, the benefits to new and current employees of having a dual class stock structure have been significantly diminished. In addition, a single class of stock would remove any perception that the professional contributions of more recent employees were valued less than those who received class A preferred stock.

Reducing Complexities and Costs

We believe a simplified capital structure will reduce administrative costs to the company, mostly in the form of reduced transfer agent fees related to the class A preferred stock. Eliminating the dual class structure also positions us to consider additional alternatives for improving our stock administration and transfer agent functions. In addition, we believe that simplifying our capital structure will better position us to implement improvements to our equity-based employee compensation and retirement plans over time that could reduce complexity and administrative costs.

Confusion About Our Stock

We find the dual class stock structure has produced significant confusion among investors, analysts and others in the financial community over the calculation of our market capitalization and total shares outstanding. Some view our market capitalization as only a function of common shares outstanding, materially underestimating the true value of SAIC. This could adversely impact the attractiveness of our stock with investors focusing on large capitalization investment opportunities. Having a single class of stock will eliminate this confusion, which is in the best interests of all stockholders.

Improved Corporate Governance

Finally, many investors and corporate governance experts do not favor dual class ownership structures that provide disproportionate voting power to one class of stock relative to another. We believe that aligning our stockholders’ voting rights with their economic risks by eliminating our dual class structure will improve our corporate governance, and improve the way SAIC is perceived by analysts and governance experts.

Employee Ownership

For the first nearly 37 years of the company’s history, it was employee owned. It grew from a small start-up to a multibillion dollar business in those years.

As we looked at how to prepare for decades of future growth, however, it became clear that changes were needed in our capital structure. That prompted our IPO in October 2006. Since that time, our employees, who were the great majority of our stockholders, have performed in an outstanding way. The financial results we recently announced for our fiscal year 2009 — in our 40th anniversary — put the company over $10 billion in revenues for the first time. The entrepreneurial sprit that has driven SAIC since its founding still drives the company. We see it in the new business we are winning and the markets we are developing.

We have also come to understand employee ownership more broadly. Our employees take responsibility for their work, for the tough problems they tackle for the nation and the world. They own it. Our results show it. Simplifying our capital structure will not change that, and it will help position our company for the future.

More Information

Please read our proxy statement for the 2009 Annual Meeting of Stockholders which will have important information about this proposal. It will be sent to stockholders and posted on our public web site in early May. We have also prepared a number of Frequently Asked Questions on SAIC.com.

We believe the simplification we are seeking in our capital structure is needed now. We urge our stockholders to vote yes on this change. It is the right next step for SAIC.

Ken Dahlberg

Chairman of the Board and Chief Executive Officer

In connection with the 2009 Annual Meeting of Stockholders, SAIC, Inc. has filed a preliminary proxy statement with the Securities and Exchange Commission (the “SEC”) and we expect to file a definitive proxy statement on or about April 27, 2009. The definitive proxy statement will be delivered to stockholders on or about May 8, 2009. STOCKHOLDERS ARE ADVISED TO READ THE PROXY STATEMENT BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSALS TO BE PRESENTED AND VOTED UPON. Stockholders may also obtain a copy of the definitive proxy statement and any other relevant documents filed by SAIC, Inc., for free at the SEC web site at http://www.sec.gov. The definitive proxy statement and other documents also may be obtained for free from SAIC, Inc., 10260 Campus Point Drive, San Diego, CA 92121, Attention: Corporate Secretary.

SAIC, Inc. and its directors, executive officers and other members of management and employees may be deemed participants in the solicitation of proxies and voting instructions for the 2009 Annual Meeting of Stockholders. Information concerning the interests of these persons, if any, in the matters to be voted upon is set forth in the proxy statement.